Exhibit 10.9

INDEPENDENT CONSULTING AGREEMENT
THIS INDEPENDENT CONSULTING AGREEMENT (the “Agreement”), dated as of March 31, 2016 (the “Effective Date”), is made between OvaScience, Inc., a Delaware corporation, and its successors, subsidiaries and affiliates (collectively, the “Company”), and Dr. Arthur Tzianabos, Ph.D. (“Consultant”).
WITNESSETH
WHEREAS, Consultant is the former President and Chief Scientific Officer of the Company;
WHEREAS, the Company desires to have the benefit of Consultant’s knowledge and experience in the commercial and scientific development of the Company’s technology base, and Consultant desires to provide consulting services to the Company, all as hereinafter provided in this Agreement; and
NOW THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, effective as of the Effective Date, the Company and Consultant hereby agree as follows:
1.Consultant. The Company hereby retains Consultant as an independent consultant and Consultant agrees to serve the Company as a consultant upon the terms and conditions hereinafter set forth.
2.    Term. Subject to the terms and conditions hereinafter set forth, the term of Consultant’s engagement hereunder (hereinafter referred to as the “Consultation Period”) shall commence on the Effective Date and shall continue for a period of nine (9) months; provided that, the Company and Consultant may mutually agree, in writing, to extend the Consultation Period beyond the initial nine (9) month term.
3.    Consulting Services.
3.1.    Consultant shall make himself reasonably available to the Company, including without limitation, the Company’s Board of Directors (the “Board”), management team and research and development team, to consult on issues related to the Company’s business, including, but not limited to, the services described on Exhibit A attached hereto (the “Consulting Services”). The Company expects that the Consulting Services will be limited in nature and that Consultant will be asked to provide up to sixteen (16) hours of Consulting Services per month during the Consultation Period; provided that, the Company may reasonably request that Consultant provide more than sixteen (16) hours of Consulting Services in any given month during the Consultation Period, in connection with special projects as identified by the Company. If the Company requests that Consultant provide more than sixteen (16) hours of Consulting Services in a month, the Company shall do so upon reasonable advance notice, taking into consideration Consultant’s other personal and professional commitments, the Consultant shall reasonably comply with such requests by the Company, and the Company shall reasonably accommodate Consultant’s other personal and professional commitments with respect to scheduling.
3.2.    The Company will not provide Consultant with an office or any other space from which to conduct the Consulting Services, and Consultant shall have the sole control and discretion as to where and when to perform the Consulting Services. Consultant agrees to supply, at his own expense, all equipment or materials necessary for the successful completion of the Consulting Services.
3.3.    Consultant shall devote his best efforts and ability to the performance of the Consulting Services and shall perform and deliver such services in a professional and workmanlike manner.
4.    Consulting Fees and Equity Treatment.
4.1.    Consulting Fees. In consideration of the Consulting Services performed by Consultant, the Company agrees to pay him a flat fee of $8,333.33 per month during the Consultation Period (the “Consulting Fees”). Consultant shall maintain records of time spent providing the Consulting Services and shall submit to the Company on a monthly basis a summary of the time so recorded. Such invoices shall specify the times Consulting Services were provided and shall generally describe and summarize the work performed during that period. The Company shall provide payment of the Consulting Fees on a monthly basis within twenty (20) business days following receipt of such invoices.
4.2.    Reimbursement of Expenses. The Company shall reimburse Consultant for all reasonable and necessary expenses incurred or paid by Consultant in connection with or related to the performance of the Consulting Services pursuant to this Agreement (the “Expenses”), provided, however, that no single Expense or series of related Expenses greater than $500.00 shall be reimbursed by the Company unless approved by the Company in advance. Consultant shall submit to the Company, in a form satisfactory to the Company, itemized monthly statements of Expenses incurred by Consultant in the previous month. The Company shall reimburse Consultant for such Expenses within thirty (30) days after receipt of the monthly statement.
4.3.    Benefits. Consultant shall not be entitled to any benefits, coverage or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company, except as expressly provided in the Separation Agreement between Consultant and the Company dated March __, 2016 (the “Separation Agreement”).

5.    Termination. Upon a breach of this Agreement, the non-breaching party may terminate this Agreement and Consultant’s consultancy hereunder upon five (5) days’ prior written notice to the other party. The Consultation Period shall also terminate automatically upon the death or disability of Consultant. In the event of any such termination, Consultant shall be entitled to payment of Consulting Fees earned and Expenses incurred prior to the effective date of termination, subject to the limitation on reimbursement of Expenses set forth in Section 4.2. Such payments shall constitute full settlement of any and all claims of Consultant of every description against the Company arising from or in connection with the Consulting Agreement, Consultant’s affiliation with the Company as an independent contractor, and vesting of Consultant’s stock options and restricted stock units tied to service under the Consulting Agreement (i.e. such options and restricted stock units shall cease to vest). For purposes of clarity, the Company may terminate this Agreement and the Consultant’s consultancy hereunder, effective immediately upon notice to Consultant, if Consultant breaches or threatens to breach any provision of Articles 6 or 8 hereunder or any provisions of the “Non-Competition Agreement” or “Non-Disclosure Agreement” (each as defined below). The following provisions shall survive expiration or termination of this Agreement: Articles 8, 10, 12, 13, 14, 15, 16 and 17.
6.    Cooperation. The Company shall provide such access to its information and property as may be reasonably required in order to permit Consultant to perform his obligations hereunder. Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all policies, procedures, rules, regulations and security requirements of the Company concerning the safety of persons and property or otherwise applicable to Consultant.
7.    Independent Contractor Status.
7.1    It is understood and agreed that Consultant will act solely as an independent contractor hereunder and shall conduct his operations as an independent contractor, and nothing in this Agreement shall be construed to render Consultant an employee of the Company. The Company shall have no right to control or direct the details, manner or means by which Consultant accomplishes the results of the Consulting Services.
7.2    Consultant understands and recognizes that he is not an agent of the Company and has no authority to and shall not bind, represent or speak for the Company for any purpose whatsoever.
7.3    The Company will record payments of the Consulting Fees to Consultant, and provide to Consultant, an Internal Revenue Service Form 1099, and the Company will not withhold any federal, state or local employment taxes on Consultant’s behalf. Consultant agrees to pay all such taxes associated with the Consulting Fees in a timely manner and as prescribed by law. Consultant further acknowledges and agrees that he is solely responsible for reporting the Consulting Fees to any applicable taxing authority as he deems appropriate, and Consultant does not rely upon any representations of the Company or its employees, agents, or attorneys regarding the taxability of the Consulting Fees.
7.4    Consultant will not be considered an employee for purposes of any Company employment policy, practice, program or plan (including without limitation, any employee benefit plan(s) offered by the Company to its employee), and Consultant will not be entitled to any benefits under any such policy, practice, program, or plan.
8.    Noncompetition and Nondisclosure.
8.1.    Consultant acknowledges and agrees that he is party to a Non-Competition & Non-Solicitation Agreement with Company dated July 15, 2013 (the “Non-Competition Agreement”) and an Invention and Non-Disclosure Agreement with the Company dated September 10, 2013 (the “Non-Disclosure Agreement”).
8.2.    Consultant further agrees that, because his affiliation with the Company will continue pursuant to the terms of this Agreement after his employment with the Company is terminated, the “No Conflict Period” (as that term is defined in the Non-Competition Agreement) is hereby modified such that the No Conflict Period shall expire one (1) year following the termination of this Agreement and Consultant’s engagement by the Company hereunder. The Non-Disclosure Agreement is hereby amended such that Consultant is bound by it to the same extent he would be bound if he continued to be an employee during the term of this Agreement.
8.3.    The parties hereto each acknowledge and agree that, except as modified by Section 8.2 above, the provisions of the Non-Competition Agreement and Non-Disclosure Agreement remain in full force according to their terms.
8.4.    During the Consultation Period, Consultant shall be free to provide professional consulting services to or accept employment with any entities or individuals other than the Company so long as (a) Consultant provides all Consulting Services hereunder in accordance with the terms of Section 3 above, and (b) Consultant is otherwise in compliance with his duties and obligations hereunder. If Consultant enters into any employment or contracting relationship with any other entity that interferes with his ability to perform the Consulting Services or prohibits his performance of the Consulting Services, the Company shall have the right to immediately terminate this Agreement and Consultant’s consultancy hereunder.
9.    Publicity. Consultant consents to the use by the Company of his name and likeness in written materials or oral presentations to current or prospective customers, investors or others, provided that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to the Company. Neither the name of Consultant (subject to the foregoing sentence) nor any variation thereon may be used in any advertising, promotional or sales literature, or other publicity (except as required by law) without the written approval of the party whose name is to be used, provided that the Company may accurately state the affiliations of Consultant without such approval.
10.    Notices. All notices under this Agreement shall be in writing delivered by a recognized national overnight courier, personal delivery, email or facsimile transmission and shall be deemed effective upon receipt. The parties shall designate their address, email address and facsimile numbers in written notices from time to time.
11.    Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
12.    Entire Agreement. This Agreement, along with the Non-Competition Agreement, Non-Disclosure Agreement, Option Documents and RSU Document (as such terms are defined in the Separation Agreement) and the Separation Agreement of even date herewith between the Company and Consultant, constitutes the entire agreement between the parties and supercedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
13.    Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant.
14.    Governing Law and Consent to Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction. The parties to this Agreement hereby irrevocably consent and submit to the exclusive jurisdiction of any Commonwealth of Massachusetts or Federal court sitting in Boston in any action or proceeding of any type whatsoever arising out of or relating to this Agreement.
15.    Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Consultant are personal and shall not be assigned by him.
16.    Indemnification.
16.1    The Company shall indemnify Consultant if he is made, or threatened to be made, a party to an action or proceeding, whether civil, criminal, administrative or investigative (each a “Proceeding”) instituted by a third-party, by reason of the fact that Consultant is or was a consultant to the Company hereunder, against all “Expenses” (as defined below) resulting from or related to such Proceeding, or any appeal thereof. Notwithstanding the foregoing provisions of this Section 16.1 to the contrary, the Company shall have no obligation to indemnify Consultant (a) in connection with any claim or proceeding between Consultant and the Company, or (b) if the Executive’s actions or omissions giving rise to his status as a party to a Proceeding involve intentional or willful misconduct, malfeasance, or gross negligence on the part of Consultant.
16.2    For purposes of this Section 16, the term “Expenses” means any damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, reasonable attorneys’ fees, reasonable accountants’ fees, and reasonable disbursements and costs of attorneys and accountants.
17.    Miscellaneous.
17.1.    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
17.2.    The captions of the articles and sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
17.3.    In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.
OVASCIENCE, INC.

By: /s/ Michelle Dipp
Name:
Title:

CONSULTANT

/s/ Arthur Tzianabos
Arthur Tzianabos, Ph.D.

EXHIBIT A

CONSULTING SERVICES

Consultant shall perform professional Consulting Services for the Company as reasonably requested by the Company, including, but not limited to, the following:

•	Transition of employment duties and responsibilities to Consultant’s successor at the Company and to designated members of Consultant’s former team.

•	Mentoring of Company employees.

•	Meeting with and educating third-parties about the Company and its science, on behalf of the Company.

•	Special projects as identified by the Company, which may include travel.

March 31, 2016

PERSONAL AND CONFIDENTIAL

Arthur Tzianabos, Ph.D.
14 Duck Rd
Reading, MA 01867

RE:     Separation Agreement

Dear Arthur:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms regarding your separation of employment from OvaScience, Inc. (the “Company”). As more fully set forth below, the Company desires to provide you with separation benefits in exchange for certain agreements by you. This Agreement shall become effective on the eighth (8th) day following your acceptance of it (the “Effective Date”) as described below.
1.    Separation Date. You acknowledge that your employment with the Company shall terminate effective on March 31, 2016 (the “Separation Date”). You acknowledge that from and after the Separation Date, you shall not have any authority and shall not represent yourself as an employee of the Company. The Company will provide you with all wages owed through the Separation Date, including accrued but unused vacation time through the Separation Date. The Company further agrees to pay all normal and reasonable business expenses that you have incurred or will incur in the ordinary course through the Separation Date. Receipts for any outstanding business expenses shall be submitted within ten (10) days of the date hereof.

2.    Consideration. In exchange for the mutual covenants set forth in this Agreement, the Company agrees to provide you with the following:

(a)    You shall receive continued payment, until September 30, 2016, of your gross bi-weekly base salary, less all applicable federal, state, local and other legally required or authorized deductions (the “Separation Pay”); provided that, you acknowledge and agree that the gross amount of Separation Pay that you shall be eligible to receive under the terms of this Agreement is $212,500. The first installment of the Separation Pay shall be paid on the Company’s first payroll date following the Effective Date and shall include all amounts that would otherwise have been paid to you between the Separation Date and your receipt of the first installment of the Separation Pay. If you die before receiving the balance of the Separation Pay, the balance will be paid to your spouse. If your spouse is not alive at the time, payment will be made to your estate.

(b)    By law, and regardless of whether you sign this Agreement, you will have the right to continue your medical and dental insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  The COBRA qualifying event shall be deemed to have occurred on the Separation Date.  Upon completion of the appropriate COBRA forms and your execution of this Agreement, and subject to all the requirements of COBRA, you will be allowed to continue participation in the Company's health and dental insurance plans at the Company’s expense (except for your co-pay or your portion of premium payments, if any, which shall be deducted from your Separation Pay to the same extent that such deductions are made for persons currently employed by the Company), until September 30, 2016 (the “Separation Benefits”).  The Company will treat the payment of the monthly premiums as pre-tax contributions to the Company’s health plan on your behalf, provided that if the payment of any COBRA premiums would violate the nondiscrimination rules or cause the payment  to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code of 1986 (the “Code”), the premiums will be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.  All other benefits shall cease as of the Separation Date.  Notwithstanding any other provision of this Agreement, the obligations set forth in this Section 2(b) shall cease on the date you become eligible to receive health insurance benefits through any other employer, and you agree to provide the Company with written notice immediately upon securing such employment and upon becoming eligible for such benefits.

3.    Equity.

(a)    On the “Grant Dates” set forth in the table below, you were granted (i) options (the “Options”) to purchase that number of shares of the Company’s Common Stock set forth under “Underlying Shares” in the table below and (ii) a restricted stock unit (the “RSU”) relating to that number of shares of the Company’s Common Stock set forth under “Underlying Shares” in the table below. In each case, the Options were granted pursuant to the terms of an option agreement and in some cases pursuant to the terms of the Company’s 2012 Stock Incentive Plan (the “Option Documents”) and the RSU was granted pursuant to the terms of a Restricted Stock Agreement (the “RSU Document”). As of the Separation Date, (i) that number of shares subject to the Options and RSU set forth under “Vested Shares” in the table below have vested, and (ii) that number of shares subject to the Options and RSU set forth under “Unvested Shares” in the table below are unvested.

Grant Type	Grant Date	Underlying Shares	Vested Shares (as of 3/31/2016)	Unvested Shares (as of 3/31/2016)	Exercise Price (per share)
Option	9/10/2013	312,000	195,000	117,000	$14.27
Option	12/5/2013	165,000	92,812	72,188	$8.58
Option	12/9/2014	270,000	84,375	185,625	$32.36
RSU	12/3/2015	25,000	0	25,000	N/A

(b)     Provided that you execute the Independent Consulting Agreement attached hereto as Exhibit A on or prior to the Separation Date (the “Consulting Agreement”), and until the Consulting Agreement is terminated, your Options and RSU shall continue to vest pursuant to the existing terms of the Option Documents and RSU Document. The Options and RSU shall terminate with respect to any underlying shares that remain unvested as of the date that the Consulting Agreement is terminated, and you shall have no right(s) (i) to exercise the Options or (ii) with respect to the RSU with respect to any portion of such unvested shares following the date that the Consulting Agreement is terminated.

(c)    As further consideration for your covenants and obligations hereunder, the Option Agreements pursuant to which the Options were granted are hereby amended such that your right to exercise the Options with respect to vested shares shall terminate on the later of (i) twelve (12) months after the Separation Date or (ii) three (3) months after the termination of the Consulting Agreement. You and the Company further agree that such extension of the right to exercise the Options with respect to vested shares shall result in a conversion of those options that were incentive stock options, and therefore taxable in accordance with Section 422 of the Code, to non-qualified stock options, taxable in accordance with Section 83(a) of the Code and that upon any exercise of such Options, you will be required to provide the Company with all minimum applicable federal, state, local and other legally required tax withholdings prior to the Company’s issuance to you of any shares of Common Stock upon exercise of such Options. You further acknowledge and agree that the Company does not guarantee or make any representations regarding the tax consequences or tax treatment of such Options upon your exercise or sale of the underlying shares.

(d)    You acknowledge and agree that if you breach any term of this Agreement or the terms of the “Non-Competition Agreement” (as defined below) or the “Non-Disclosure Agreement” (as defined below), then all vested shares subject to the Options (to the extent that they have not been exercised) and RSU shall be immediately terminated and forfeited to the Company.

(e)    Except for the Options, the RSU and shares you have purchased in the open market, you represent and agree that (i) you do not own any common stock, stock options, or other equity interest in the Company, (ii) you have no right to acquire any further stock options, common stock, equity or other interest in the Company and you will not in the future have any right to acquire any equity or other interest in the Company, and (iii) you shall not have any right to vest in any stock or stock options under any Company equity, stock and/or stock option plan or program (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment with the Company.

4.    No Amounts Owing. You acknowledge and agree that the Separation Pay and Separation Benefits provided for in this Agreement are not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice, and that the Separation Pay and Separation Benefits to be provided to you are not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge and agree that, except for the specific financial consideration set forth in this Agreement and wages due and owing through the Separation Date, you have been paid and provided all wages, commissions, bonuses, vacation pay, holiday pay and any other form of compensation that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from Company.

5.    Cooperation and Consulting Agreement.

(a)    You agree that both during and at any time after your employment, you shall cooperate fully with the Company’s reasonable requests in connection with any matter or event relating to your employment or events that occurred during your employment, including, without limitation, in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its affiliates and its and their officers and employees. Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available, upon reasonable notice to meet with the Company regarding matters in which you have been involved, and any contract matters or audits; to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, you shall promptly notify Ileen Winick at the Company. Ileen can be reached at (617) 335-4570. The Company will reimburse you for the reasonable out-of-pocket expenses you incur in complying with your cooperation obligations pursuant to this Section 5. Notwithstanding anything to the contrary herein, except for matters relating to civil, governmental or regulatory inquiries, investigations, litigation or administrative proceedings, the Company shall not require that you provide more than four hours of your time per month to comply with your obligations set forth in Section 5(a).

(b)    The Company agrees to engage you as an independent consultant pursuant to the terms of the Consulting Agreement, such engagement to commence immediately upon the termination of your employment on the Separation Date (provided that you have executed and have not revoked this Agreement).

6.    Confidentiality; Non-Disparagement; Related Covenants. You hereby acknowledge and agree:

(a)    that, by no later than the Separation Date, you shall return to the Company all Company documents and property that you and the Company agree are not needed to comply with the Consulting Agreement, including, but not limited to, building, office and worksite access cards or keys, corporate credit cards, Company-provided laptop computer and accessories, PDAs, any software, hardware, equipment, documents, electronic data or files, or any copies thereof, and any documents (and copies thereof) that are the property of Company vendors, partners, clients or customers;

(b)    that, in the event that you receive an order, subpoena, request, or demand for disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information from any court or governmental agency, or from a party to any litigation or administrative proceeding, you shall as soon as reasonably possible and prior to disclosure notify the Company of same, in order to provide the Company with the opportunity to assert its respective interests in addressing or opposing such order, subpoena, request, or demand;

(c)    that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law);

(d)    that (i) you are bound by certain post-employment restrictive covenants and other obligations pursuant to the Non-Competition & Non-Solicitation Agreement between you and the Company dated July 15, 2013 (the “Non-Competition Agreement”) and the terms of the Invention and Non-Disclosure Agreement between you and the Company, which you executed on August 12, 2013 (the “Non-Disclosure Agreement”), (ii) you shall honor and abide by the terms of the Non-Competition Agreement and the Non-Disclosure Agreement, which shall survive the termination of your employment with the Company, and (iii) you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(e)    that you will not make any statements that are disparaging about, or adverse to, the interests or business of the Company (including its officers, directors, employees, and direct or indirect shareholders) including, without limitation, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company (including its officers, directors, employees, and direct or indirect shareholders); and

(f)    that the breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover the Separation Pay and Separation Benefits previously provided to you; provided however, that from and after June 30, 2016, a breach of Section 5(a) by you shall not relieve the Company of its obligation to pay out remaining payments of Separation Pay and shall not entitle the Company to recover the Separation Pay and Separation Benefits previously provided to you.
.

7.    Release of Claims. You hereby agree that by signing this Agreement and accepting the Separation Pay, Separation Benefits and other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.
Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

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Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to employment, discrimination, fair employment practices, or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.), the Massachusetts Fair Employment Practices Statute (M.G.L. c. 151B § 1 et seq.), the Massachusetts Equal Rights Act (M.G.L. c. 93 §102), the

Massachusetts Civil Rights Act (M.G.L. c. 12 §§ 11H & 11I), the Massachusetts Privacy Statute (M.G.L. c. 214 § 1B), the Massachusetts Sexual Harassment Statute (M.G.L. c. 214 § 1C), and any similar Massachusetts or other state or federal statute.

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Claims under any Massachusetts (or any other state) or federal statute, regulation or executive order (as amended through the Effective Date) relating to leaves of absence, layoffs or reductions-in-force, wages, hours, or other terms and conditions of employment, including but not limited to the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.) the Massachusetts Wage Act (M.G.L. c. 149 § 148 et. seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 § 1 et. seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149 § 105A), and any similar Massachusetts or other state or federal statute. Please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act.

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Claims under any state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

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Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002 and any similar Massachusetts or other state or federal statute.

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Claims under any Company employment, compensation, benefit, stock option, incentive compensation, bonus, restricted stock, and/or equity plan, program, policy, practice or agreement, including, without limitation your offer letter dated July 15, 2013 (the “Offer Letter”), the Plan and the Option Agreement.

•	Any other Claim arising under any other state or federal law.

You explicitly acknowledge that because you are over forty (40) years of age, you have specific rights under the ADEA, which prohibits discrimination on the basis of age, and that the releases set forth in this Section 7 are intended to release any right that you may have to file a claim against the Company alleging discrimination on the basis of age.
Notwithstanding the foregoing, this Section 7 does not:

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release the Company from any obligation expressly set forth in this Agreement or from any obligation, including without limitation obligations under the Workers Compensation laws, which as a matter of law cannot be released;

•	release or waive any claims under the terms of the Consulting Agreement;

•	release or waive your rights to indemnification and defense that exist at the time you execute this Agreement;

•	release your rights or claims to vested benefits and Vested Shares;

•	prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”);

•	prohibit you from participating in an investigation or proceeding by the EEOC or any comparable state or local agency; or

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prohibit you from challenging or seeking a determination in good faith of the validity of this release or waiver under the ADEA and does not impose any condition precedent, penalty, or costs for doing so unless specifically authorized by federal law.

Except as expressly set forth above, your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim whatsoever, including those raised through a charge with the EEOC, except those which, as a matter of law, cannot be released.
You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Separation Pay and Separation Benefits being provided to you under the terms of this Agreement. You further agree that should you breach this Section 7, the Company, in addition to any other legal or equitable remedy available to the Company, shall be entitled to recover any Separation Pay and the cost of Separation Benefits previously provided to you pursuant to Section 2 hereof.

8.    ADEA Review and Revocation Period. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. The Company also is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement (the “Review Period”) by signing below and returning it to Ileen Winick, Human Resources, OvaScience, Inc., 215 First Street, Cambridge, MA 02142. You agree that any modifications, material or otherwise, made to this Agreement do not and will not restart or affect in any manner whatsoever, the original twenty-one day Review Period. In addition, you may rescind your assent to this Agreement within seven (7) days after you sign it (the “Revocation Period”). To do so, you must deliver a notice of rescission to Ileen. To be effective, such rescission must be hand delivered or postmarked within the Revocation Period and sent by certified mail, return receipt requested, to Ileen at the address above.
9.    Voluntary Agreement. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.
10.    Opportunity to Disclose. You acknowledge that you have been provided the opportunity to advise the Company as to any concerns regarding its financial statements, SEC filings and other public disclosures or any other matters, and have confirmed to the Company that you have no such concerns.

11.    Entire Agreement; Modifications; Choice of Law and Venue; Jury Waiver. You acknowledge and agree that, with the exception of the Consulting Agreement, the Non-Competition Agreement, the Non-Disclosure Agreement, Option Documents and RSU Document each of which shall remain in full force and effect according to their terms (except as amended pursuant to this Agreement), this Agreement supersedes any and all prior oral and/or written agreements and sets forth the entire agreement between you and Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall take effect as an instrument under seal and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its formation or breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action.

12.    Severability. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full; provided that, if any provision of Section 7 of this Agreement is or are held unenforceable by any court of law, and you proceed with any Claim (within the scope of Section 7 above) against the Company (including the Company’s divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, employees, attorneys, agents and assigns) then you agree to return all money paid to you under Section 2 hereof, and the Company shall be relieved from any further obligation to provide you with any further Separation Pay, Separation Benefits or any other form of consideration or compensation described in this Agreement.
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This Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.
If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to me within twenty-one (21) days of the date of this letter.

Very truly yours,

OvaScience, Inc.

/s/ Michelle Dipp_______________________
By:
Its:

Confirmed and Agreed:

/s/ Arthur Tzianabos_______________
Arthur Tzianabos, Ph.D.

Dated: 3/31/2016